Exhibit 99.1

ARMSTRONG FLOORING REPORTS THIRD QUARTER 2018 RESULTS

Third Quarter 2018 Highlights Compared to Prior Year

•	Net Sales Increased 0.4% to $309.7 Million; Resilient Segment Net Sales Up 7.0%

•	Net Income Improved to $7.9 Million; EPS Expanded to $0.30 from ($0.70)

•	Adjusted EBITDA Increased 17.1% to $29.9 Million; Adjusted EPS Grew 129.4% to $0.46 from $0.20

•	Narrows Outlook for Full Year 2018

Lancaster, PA, November 6, 2018. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), North America’s largest producer of resilient and wood flooring products, today reported financial results for the third quarter ended September 30, 2018.

Don Maier, Chief Executive Officer, commented, “Third quarter net sales improved led by 7% growth in our Resilient segment, which more than offset lower Wood segment sales. We generated significant volume growth in Luxury Vinyl Tile (“LVT”) as well as higher selling prices across many product categories, reflecting our 2018 pricing actions in response to inflationary pressure. On this momentum, Adjusted EBITDA improved by 17% and margin by 140 basis points year-over-year, augmented by productivity gains and cost saving actions. These results are a reflection of continued execution of our strategic priorities. We are seeing more consistent progress in our top and bottom line performance. We plan to continue investing in growth categories, pricing in line with inflation and targeting cost efficiencies to further improve our margin and returns in 2018 and beyond.”

Third Quarter of 2018 Results Compared with Third Quarter of 2017 Results

Consolidated Results

(Dollars in millions except per share data)	Three Months Ended September 30,
	2018	2017	Change
Net sales	$309.7	$308.5	0.4%
Operating income (loss)	$11.1	($29.2)	NM
Net income (loss)	$7.9	($18.7)	NM
Diluted earnings (loss) per share	$0.30	($0.70)	NM

Adjusted EBITDA	$29.9	$25.6	17.1%
Adjusted EBITDA margin	9.7%	8.3%	140 bps
Adjusted net income	$12.0	$5.4	124.1%
Adjusted diluted earnings per share	$0.46	$0.20	129.4%

In the third quarter of 2018, net sales increased 0.4% to $309.7 million as compared to $308.5 million in the third quarter of 2017 due to higher Resilient segment net sales.

Third quarter 2018 net income was $7.9 million, or diluted earnings per share of $0.30, as compared to net loss of $18.7 million, or diluted loss per share of $0.70, in the prior year quarter. Prior year loss included pre-tax expenses of $23.7 million related to plant closures and $12.5 million due to intangible asset impairment. Adjusted net income was $12.0 million, or adjusted diluted earnings per share of $0.46, as compared to an adjusted net income of $5.4 million, or adjusted diluted earnings per share of $0.20, in the prior year quarter.

Third quarter 2018 adjusted EBITDA was $29.9 million, as compared to $25.6 million in the prior year quarter. The increase in adjusted EBITDA was primarily driven by pricing gains in response to inflationary pressure, improved productivity, including the benefit of plant closures, and lower SG&A spending.

Resilient Flooring Segment

	Three Months Ended September 30,
(Dollars in millions)	2018	2017	Change
Net sales	$208.1	$194.4	7.0%
Operating income	$10.7	$9.3	13.8%

Adjusted EBITDA	$24.6	$21.3	15.6%
Adjusted EBITDA margin	11.8%	11.0%	80 bps

Net sales were $208.1 million as compared to $194.4 million in the prior year period. The increase in net sales was primarily due to double-digit volume growth in LVT and increases in inventory at distributors, along with improved mix and overall higher selling prices in response to inflationary pressure.

Operating income was $10.7 million as compared to operating income of $9.3 million in the prior year quarter. Adjusted EBITDA was $24.6 million as compared to $21.3 million in the prior year quarter, largely reflecting the benefit of higher net sales, improved productivity and lower SG&A spending, which more than offset higher input and freight costs.

Wood Flooring Segment

	Three Months Ended September 30,
(Dollars in millions)	2018	2017	Change
Net sales	$101.6	$114.1	(11.0%)
Operating income (loss)	$0.4	($38.5)	NM

Adjusted EBITDA	$5.3	$4.2	25.5%
Adjusted EBITDA margin	5.2%	3.7%	150 bps

Net sales were $101.6 million as compared to $114.1 million in the prior year quarter, with the decline due to lower volumes. Lower volumes were partially offset by higher selling prices in response to inflationary pressure and improved mix in both solid and engineered wood.

Operating income was $0.4 million, compared to an operating loss of $38.5 million in the prior year quarter, which included expenses of $23.7 million related to plant closures and $12.5 million of intangible asset impairment charges. Adjusted EBITDA was $5.3 million as compared to $4.2 million in the prior year quarter, driven by improved manufacturing costs and productivity, along with lower SG&A spending, which more than offset lower net sales and higher input costs.

Full Year 2018 Outlook

For the full year 2018, the Company now expects adjusted EBITDA to be in the range of $72 million to $78 million. The adjusted EBITDA outlook assumes sales growth in the low single-digits. The Company now expects capital expenditures to be approximately $40 million for the full year 2018 while delivering another year of free cash flow in line with recent years.

Conference Call and Webcast

The Company will host a live webcast and conference call to review third quarter results on Tuesday, November 6, 2018 at 11:00 a.m. ET. The live webcast and accompanying slide presentation will be available in the Investors section of the Company’s website at www.armstrongflooring.com. To participate in the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for 90 days, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13683720.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire spaces where people live, work, learn, heal and play SM. Headquartered in Lancaster, Pa., Armstrong Flooring is the #1 manufacturer of resilient and wood flooring products across North America. The Company safely and responsibly operates 15 manufacturing facilities in three countries and employs approximately 3,500 individuals, all working together to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Douglas Bingham

VP, Treasury and Investor Relations

717-672-9300

IR@armstrongflooring.com

Media:

Steve Trapnell

Corporate Communications Manager

717-672-7218

aficorporatecommunications@armstrongflooring.com

Armstrong Flooring, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)

	Three months ended September 30,
	2018	2017
Net sales	$309.7	$308.5
Cost of goods sold	249.1	276.2

Gross profit	60.6	32.3
Selling, general, and administrative expense	49.5	49.0
Intangible asset impairment	—	12.5

Operating income (loss)	11.1	(29.2)
Interest expense	0.9	0.8
Other expense	0.9	1.0

Earnings (loss) before income taxes	9.3	(31.0)
Income tax expense (benefit)	1.4	(12.3)

Net income (loss)	$7.9	$(18.7)

Weighted average number of common shares outstanding - Basic	26.0	26.8

Basic earnings (loss) per share of common stock	$0.31	$(0.70)

Weighted average number of common shares outstanding - Diluted	26.2	26.8

Diluted earnings (loss) per share of common stock	$0.30	$(0.70)

Condensed Consolidated Balance Sheet

(Dollars in millions)

	September 30, 2018	December 31, 2017
	(unaudited)
Assets
Current Assets:
Cash	$39.4	$39.0
Accounts and notes receivable, net	115.9	79.7
Inventories, net	266.6	236.0
Other current assets	23.4	35.6

Total current assets	445.3	390.3
Property, plant, and equipment, net	398.9	418.1
Other non-current assets	66.5	71.1

Total assets	$910.7	$879.5

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$169.8	$150.2
Other current liabilities	1.2	0.8

Total current liabilities	171.0	151.0
Long-term debt	94.6	86.0
Postretirement benefit liabilities	68.7	72.7
Pension benefit liabilities	2.6	5.7
Other long-term liabilities	17.0	14.1

Total liabilities	353.9	329.5
Total stockholders’ equity	556.8	550.0

Total liabilities and stockholders’ equity	$910.7	$879.5

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, and certain other gains and losses. Free cash flow is defined as net cash from operating activities less purchases of property, plant and equipment plus proceeds from the sale of property, plant and equipment. The Company uses these adjusted performance measures in managing the business, including in communications with its Board of Directors and employees, and believes that they can provide users of this financial information with meaningful comparisons of operating performance between current and prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as its prospects for future performance. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. The Company does not provide financial guidance for forecasted net income since certain items that impact net income are outside of our control and cannot be reasonably predicted. Therefore, the Company is unable to provide a reconciliation of its Adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.

(Dollars in millions except per share data)
	Three Months Ended September 30,
	2018			2017
	Total	Resilient	Wood	Total	Resilient	Wood
Net income (loss)	$7.9			($18.7)
Interest expense	0.9			0.8
Other expense	0.9			1.0
Taxes	1.4			(12.3)

Operating income (loss)	11.1	10.7	0.4	(29.2)	9.3	(38.5)
Depreciation and amortization	14.3	11.4	2.9	35.8	10.7	25.1
Expenses related to plant closures, multi-layer wood flooring duties, strategic projects, and cost reduction initiatives	3.6	1.8	1.9	5.1	0.1	5.0
Intangible asset impairment	—	—	—	12.5	—	12.5
U.S. pension expense	0.9	0.8	0.1	1.4	1.1	0.3

Adjusted EBITDA	$29.9	$24.6	$5.3	$25.6	$21.3	$4.2

	Three Months Ended September 30,
	2018		2017
	$ million	Per diluted share	$ million	Per diluted share
Net income (loss)	$7.9	$0.30	($18.7)	($0.70)
Expenses related to plant closures, multi-layer wood flooring duties, strategic projects, and cost reduction initiatives	3.6		5.1
Intangible asset impairment	—		12.5
Accelerated depreciation from plant closures	—		18.7
U.S. pension expense	0.9		1.4
Other Expense	0.9		1.0
Tax impact of adjustments at statutory rate	(1.4)		(14.7)

Adjusted Net Income	$12.0	$0.46	$5.4	$0.20

Rows and columns may not foot due to rounding.